EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2016, relating to the consolidated financial statements and financial statement schedule of TrueBlue, Inc. and subsidiaries (“TrueBlue, Inc.”), and the effectiveness of TrueBlue, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TrueBlue, Inc. for the year ended December 25, 2015.

/s/ Deloitte & Touche LLP

Seattle, Washington
May 31, 2016